INVESTMENT ADVISORY AGREEMENT

by and between

WELLS FARGO FAMILY OFFICE MASTER FUND, LLC

and

WELLS FARGO ALTERNATIVE ASSET MANAGEMENT, LLC

INVESTMENT ADVISORY AGREEMENT made as of the 3rd day of January, 2011 between Wells Fargo Alternative Asset Management, LLC, a limited liability company organized under the laws of the State of Delaware (the “Adviser”), and Wells Fargo Family Office Master Fund, LLC, a limited liability company organized under the laws of the State of Delaware (the “Company”).

RECITALS

WHEREAS, the Company is engaged in business as a closed-end, non-diversified, management investment company and will be so registered under the Investment Company Act of 1940, as amended (the “1940 Act”); and

WHEREAS, the Adviser is engaged in the business of rendering investment management and advisory services and is registered under the Investment Advisers Act of 1940, as amended (the “Advisers Act”); and

WHEREAS, the Company desires to retain the Adviser to render management and investment advisory services in the manner and on the terms and conditions hereinafter set forth; and

WHEREAS, the Adviser desires to be retained to perform services on said terms and conditions;

NOW, THEREFORE, WITNESSETH: That it is hereby agreed between the parties hereto as follows:

1.           Appointment of the Adviser.  The Board of Managers of the Company (collectively the “Board” and individually a “Manager”) hereby appoints the Adviser to act as manager and investment adviser for the Company for the period and on the terms herein set forth. The Adviser accepts such appointment and agrees to render the services herein set forth, for the compensation herein provided.

2.           Duties and Responsibilities of the Adviser.

(a)           Investment Advisory Services.  The Adviser shall:

(i)	develop, implement and supervise a continuous investment program for the Company in a manner consistent with the investment objectives and policies of the Company;

(ii)	provide advice and recommendations to the Company with respect to its investments, investment policies and purchases and sales of securities and other assets;

(iii)	arrange for the purchase and sale of such securities and other assets with the Company’s administrator and other service providers;

(iv)
specifically allocate Company assets among investment entities, including hedge funds, separate accounts and trusts (“Portfolio Funds”), cash and other securities and investments, and regularly evaluate each Portfolio Fund to determine whether its investment program is consistent with the Company’s investment objective, and regularly evaluate whether each Portfolio Fund’s performance and other criteria the Adviser deems applicable are satisfactory;

(v)
specifically reallocate Company assets among Portfolio Funds, redeem the Company’s investments with Portfolio Funds and select additional Portfolio Funds, subject in each case to the ultimate supervision of, and any policies established by, the Board; and

(vi)	take such further action as it shall deem necessary or appropriate in its capacity as investment adviser to the Company.

The Adviser is authorized, subject to the approval of the Board and holders of limited liability company interests (“Interests”) of the Company (the “Members”), to retain one of its affiliates to provide any or all of the investment advisory services required to be provided to the Company or to assist the Adviser in providing these services, subject to the requirement that the Adviser supervise the rendering of any such services to the Company by the Adviser’s affiliates.  The Adviser also may, subject to Board approval and supervision and, if required in the 1940 Act, the approval of Members, retain one or more sub-advisers that are not affiliated with the Adviser, subject to the Adviser’s supervision.

(b)           Reports to the Company.  The Adviser shall furnish to, or place at the disposal of, the Company such information, reports, evaluations, analyses and opinions as the Company may, at any time or from time to time, reasonably request or as the Adviser may deem helpful to the Company.

(c)           Administration Services, Personnel, Office Space and Facilities of Adviser.  The Adviser, at its own expense, shall furnish or provide and pay the cost of: its own accounting and legal support services; provision of office space, personnel, telephone and utilities; general supervision of the entities that are retained by the Company to provide accounting services, investor services and custody services to the Company; assisting in the drafting and updating of the Company’s registration statement, including its private placement memorandum; reviewing, approving and assisting in the preparation of regulatory filings with the Securities and Exchange Commission (the “Commission”) and state securities regulators and other Federal and state regulatory authorities; preparing reports to and other informational materials for members of the Company (“Members”) and assisting in the preparation of proxy statements, tender offer materials and other Member communications; monitoring the Company’s compliance with Federal and state regulatory requirements (other than those relating to investment compliance); reviewing accounting records and financial reports of the Company, assisting with the preparation of the financial reports of the Company and acting as liaison with the Company’s administrator, legal counsel and independent auditors; assisting in the preparation and filing of Company tax returns; assisting, coordinating and organizing meetings of the Board and meetings of Members as may be called by the Board from time to time; preparing materials and reports for use in connection with meetings of the Board; maintaining and preserving those books and records of the Company not otherwise required to be maintained by the Company’s other administrator or custodian; reviewing and arranging for payment of the expenses of the Company; assisting the Company in conducting periodic repurchases of Interests; and such other services that the Company and Adviser shall agree to from time to time, as the Adviser requires in the performance of its investment advisory and other obligations under this Agreement.

3.           Allocation of Expenses.

(a)           Expenses Paid by Adviser.  The Adviser shall bear the cost of rendering the investment management and supervisory services and administration and other services set forth in Section 2.

(b)           Expenses Paid by the Company.  The Company assumes and shall pay or cause to be paid all other expenses of the Company, including, without limitation: all costs and expenses directly related to portfolio transactions and positions for the Company’s account, including, but not limited to, brokerage commissions; redemption fees; fees paid to the underlying Portfolio Funds’ management, including management and performance fees or allocations, if any; research fees, interest and commitment fees on loans and debit balances, borrowing charges on securities sold short, borrowing charges on amounts borrowed to pay repurchases and/or redemptions, dividends on securities sold but not yet purchased, custodial fees, margin fees, transfer taxes and premiums, taxes withheld on foreign dividends and indirect expenses from investments in portfolio securities; all costs and expenses associated with the registration of the Company under, and compliance with, any applicable federal or state laws; attorneys’ fees and disbursements associated with updating the Company’s registration statement, private placement memorandum and other offering related documents; all costs and expenses associated with the preparation and dissemination of Company tender offer materials; Board compensation; the costs and expenses of holding meetings of the Board and any meetings of Members of the Company, including legal costs associated with the preparation of such materials and in support of such meetings and the filing of proxy and other materials; the fees and disbursements of the Company’s counsel, legal counsel to the Company, legal counsel to the Board Managers who are not “interested persons” (as that term is defined in the 1940 Act) of the Company or the Adviser (“Independent Managers”), independent public accountants for the Company and other consultants and professionals engaged on behalf of the Company; accounting and auditing expenses; the management and services fees paid by the Company to the Adviser; the fees payable to various service providers including, but not limited to, the Company’s administrator, custodian and auditors pursuant to the Company’s agreements with those providers; the costs of a fidelity bond and any liability insurance obtained on behalf of the Company, the Board, its officers or the Adviser; all costs and expense of preparing, setting in type, printing and distributing reports and other communications to the Members of the Company; all expenses of computing the Company’s net asset value, including any equipment or services obtained for these purposes; all charges for equipment or services used in communicating information regarding the Company’s transactions among the Adviser and any custodian or other agent engaged by the Company; any extraordinary expenses it may incur, including any litigation expenses, subject to Board approval; and such other types of expenses as may be approved from time to time by the Board.

4.           Compensation.

(a)           Management Fee.  For the services and facilities to be provided by the Adviser as provided in Sections 2 and 3(a) hereof, the Company shall pay to the Adviser each month a fee (“Management Fee”) equal to one-twelfth of 0.85% of the aggregate net asset value of outstanding Interests, determined as of the last Business Day of that month (before any repurchases of Interests).  “Business Day” means a day on which banks are ordinarily open for normal banking business in New York and Bermuda or such other day or days as the Board may determine in its sole and absolute discretion.

(b)           Proration.  In the event this Agreement is terminated as of a date other than the last Business Day of any month, the Company shall pay the Adviser a pro rata portion of the amount that the Company would have been required to pay, if any, had this Agreement remained in effect for the full month.

5.           Company Transactions.  In connection with the management of the investment and reinvestment of the assets of the Company, the Adviser is authorized to select broker-dealers that will execute purchase and sale transactions for the Company and is directed to use its best efforts to seek the best overall terms available. In assessing the best overall terms available for any transaction, the Adviser shall consider all factors it deems relevant, including the breadth of the market and the price of the security, the financial condition and execution capability of the broker-dealer, and the reasonableness of the terms and conditions, if any, with respect to the Company’s investment.

6.           Ownership of Records.  All records required to be maintained and preserved by the Company pursuant to the provisions of rules or regulations of the SEC under Section 31(a) of the 1940 Act and maintained and preserved by the Adviser on behalf of the Company are the property of the Company and shall be surrendered by the Adviser promptly upon request by the Company.

7.           Relations with the Company.  It is understood that the Managers, Members and agents of the Company are or may be interested in the Adviser (or any successor thereof) as managers, Members or otherwise, that managers, members or agents of the Adviser are or may be interested in the Company as managers, Members or otherwise, that the Adviser (or any such successor) is or may be interested in the Company as a Member or otherwise and that the effect of any such interests shall be governed by the Company’s Limited Liability Company Agreement.

8.           Liability of the Adviser.  In the absence of (a) willful misfeasance, bad faith or gross negligence on the part of the Adviser in performance of its obligations and duties hereunder, (b) reckless disregard by the Adviser of its obligations and duties hereunder, or (c) a loss resulting from a breach of fiduciary duty with respect to the receipt of compensation for advisory services (in which case any award of damages shall be limited to the period and the amount set forth in Section 36(b)(3) of the 1940 Act), the Adviser shall not be subject to any liability whatsoever to the Company or to any Member for any error of judgment, mistake of law or any other act or omission in the course of, or connected with, rendering services hereunder including, without limitation, for any losses that may be sustained in connection with any investment, adoption of any investment policy, or the purchase, holding, retention or sale of any security on behalf of the Company.

9.           Indemnification.

(a)           To the fullest extent permitted by law, the Company shall, subject to Section 9(c) of this Agreement, indemnify the Adviser (including for this purpose each officer, director, member, principal, employee or agent of, or any person who controls, is controlled by or is under common control with, the Adviser, and their respective executors, heirs, assigns, successors or other legal representatives) (each such person being referred to as an “indemnitee”) against all losses, claims, damages, liabilities, costs and expenses arising by reason of being or having served in such capacity with respect to the Company, or the past or present performance of services to the Company in accordance with this Agreement by the indemnitee, except to the extent that the loss, claim, damage, liability, cost or expense has been finally determined in a judicial decision on the merits from which no further appeal may be taken in any action, suit, investigation or other proceeding to have been incurred or suffered by the indemnitee by reason of willful misfeasance, bad faith, gross negligence or reckless disregard of the obligations and duties involved in the conduct of the indemnitee’s office. These losses, claims, damages, liabilities, costs and expenses include, but are not limited to, amounts paid in satisfaction of judgments, in compromise, or as fines or penalties, and counsel fees and expenses, incurred in connection with the defense or disposition of any action, suit, investigation or other proceeding, whether civil or criminal, before any judicial, arbitral, administrative or legislative body, in which the indemnitee may be or may have been involved as a party or otherwise, or with which such indemnitee may be or may have been threatened, while in office or thereafter. The rights of indemnification provided under this Section 9 are not to be construed so as to provide for indemnification of an indemnitee for any liability (including liability under U.S. federal securities laws that, under certain circumstances, impose liability even on persons that act in good faith) to the extent (but only to the extent) that indemnification would be in violation of applicable law, but shall be construed so as to effectuate the applicable provisions of this Section 9.

(b)           Expenses, including counsel fees and expenses, incurred by any indemnitee (but excluding amounts paid in satisfaction of judgments, in compromise, or as fines or penalties) may be paid from time to time by the Company in advance of the final disposition of any action, suit, investigation or other proceeding upon receipt of an undertaking by or on behalf of the indemnitee to repay to the Company amounts paid if a determination is made that indemnification of the expenses is not authorized under Section 9(a) of this Agreement, so long as (i) the indemnitee provides security for the undertaking, (ii) the Company is insured by or on behalf of the indemnitee against losses arising by reason of the indemnitee’s failure to fulfill his, her or its undertaking, or (iii) a majority of the Independent Managers of the Company (excluding any Manager who is or has been a party to any other action, suit, investigation or other proceeding involving claims similar to those involved in the action, suit, investigation or proceeding giving rise to a claim for advancement of expenses under this Agreement) or independent legal counsel in a written opinion determines based on a review of readily available facts (as opposed to a full trial-type inquiry) that reason exists to believe that the indemnitee ultimately shall be entitled to indemnification.

(c)           As to the disposition of any action, suit, investigation or other proceeding (whether by a compromise payment, pursuant to a consent decree or otherwise) without an adjudication or a decision on the merits by a court, or by any other body before which the proceeding has been brought, that an indemnitee is liable to the Company or its Members by reason of willful misfeasance, bad faith, gross negligence, or reckless disregard of the obligations and duties involved in the conduct of the indemnitee’s office, indemnification shall be provided in accordance with Section 9(a) of this Agreement if (i) the Company by a majority of the Independent Managers (excluding any Manager who is or has been a party to any other action, suit, investigation or other proceeding involving claims similar to those involved in the action, suit, investigation or proceeding giving rise to a claim for indemnification under this Agreement) upon a determination based upon a review of readily available facts (as opposed to a full trial-type inquiry) determines that the indemnitee is not liable to the Company or its Members by reason of willful misfeasance, bad faith, gross negligence, or reckless disregard of the obligations and duties involved in the conduct of the indemnitee’s office, or (ii) the Managers secure a written opinion of independent legal counsel based upon a review of readily available facts (as opposed to a full trial-type inquiry) to the effect that indemnification would not protect the indemnitee against any liability to the Company or its Members to which the indemnitee would otherwise be subject by reason of willful misfeasance, bad faith, gross negligence, or reckless disregard of the obligations and duties involved in the conduct of the indemnitee’s office.

(d)           Any indemnification or advancement of expenses made in accordance with this Section 9 shall not prevent the recovery from any indemnitee of any amount if the indemnitee subsequently is determined in a final judicial decision on the merits in any action, suit, investigation or proceeding involving the claim that gave rise to the indemnification or advancement of expenses to be liable to the Company or its Members by reason of willful misfeasance, bad faith, gross negligence, or reckless disregard of the obligations and duties involved in the conduct of the indemnitee’s office. In any suit brought by an indemnitee to enforce a right to indemnification under this Section 9, it shall be a defense that, and in any suit in the name of the Company to recover any indemnification or advancement of expenses made in accordance with this Section 9 the Company shall be entitled to recover the expenses upon a final adjudication from which no further right of appeal may be taken that, the indemnitee has not met the applicable standard of conduct described in this Section 9. In any suit brought to enforce a right to indemnification or to recover any indemnification or advancement of expenses made in accordance with this Section 9, the burden of proving that the indemnitee is not entitled to be indemnified, or entitled to any indemnification or advancement of expenses, under this Section 9 shall be on the Company (or on any Member acting derivatively or otherwise on behalf of the Company or its Members).

(e)           An indemnitee may not satisfy any right of indemnification or advancement of expenses granted in this Section 9 or to which he, she or it may otherwise be entitled except out of the assets of the Company, and no Member shall be personally liable with respect to any such claim for indemnification or advancement of expenses.

(f)           The rights of indemnification provided in this Section 9 shall not be exclusive of or affect any other rights to which any person may be entitled by contract or otherwise under law. Nothing contained in this Section 9 shall affect the power of the Company to purchase and maintain liability insurance on behalf of the Adviser or any indemnitee.

10.           Duration and Termination of this Agreement.

(a)           Duration.  This Agreement shall be executed and become effective on the date of its execution (the Agreement having been approved by a majority of the outstanding voting interests (as the term is defined in the 1940 Act) of the Company. Unless terminated as herein provided, this Agreement shall remain in full force and effect through August 31, 2012 and shall continue in effect from year to year thereafter if such continuance is approved annually by the Board, or by vote of a majority of the outstanding voting securities of the Company, provided that in either event the continuance is also approved by a majority of the Company’s Independent Managers by vote cast in person at a meeting called for the purpose of voting on such approval.

Any approval of this Agreement by the holders of a majority of the outstanding voting securities of the Company shall be effective to continue this Agreement notwithstanding (1) that this Agreement has not been approved by the holders of a majority of the outstanding interests of the Company affected thereby, and (2) that this Agreement has not been approved by the vote of a majority of the outstanding Interests of the Company, unless such approval shall be required by any other applicable law or otherwise.

(b)           Termination.  This Agreement may be terminated at any time, without payment of any penalty, by vote of the Board or by vote of a majority of the outstanding voting securities of the Company (that is, the lesser of 50% of the outstanding voting securities or 67% or more of the voting securities present at the meeting, if the holders of more than 50% of the outstanding voting securities of the Master Fund are present or represented by proxy) or by the Adviser, on sixty (60) days’ written notice to the other party (which notice may be waived by such other party).

(c)           Automatic Termination.  This Agreement shall automatically terminate in the event of its “assignment” (as defined in the 1940 Act and rules thereunder) if consent to such assignment is not obtained in accordance with subsection (d).

(d)           Transfer or Assignment.  This Agreement may not be transferred, assigned, sold or in any manner hypothecated or pledged without the affirmative vote or written consent of the holders of a majority of the outstanding voting securities of the Company.

11.           Services Not Exclusive.  The services of the Adviser to the Company hereunder are not to be deemed exclusive, and the Adviser shall be free to render similar services to others so long as its services hereunder are not impaired thereby.

12.           Use of Names.  The Adviser hereby grants to the Company a royalty-free, non-exclusive license to use the name “Wells Fargo Alternative Asset Management, LLC,” “WFAAM” or “Wells Fargo Family Office Master Fund” (or an abbreviation or derivation thereof) in the name of the Company.  Such license may, at such time as neither the Adviser nor an affiliate of the Adviser shall serve as an investment adviser to the Company, or upon termination of this Agreement, be terminated by the Adviser, in which event the Company shall promptly take whatever action may be necessary to change its name and discontinue any further use of the names “Wells Fargo Alternative Asset Management, LLC,” “WFAAM” and “Wells Fargo Family Office Master Fund” (and any abbreviation or derivation thereof) in the name of the Company or otherwise. The names “Wells Fargo Alternative Asset Management, LLC,” “WFAAM” or “Wells Fargo Family Office Master Fund” (and any abbreviation or derivation thereof) may be used or licensed by the Adviser in connection with any of its activities or licensed by the Adviser to any other party.

13.           Miscellaneous.

(a)           Amendment of Agreement.  No provision of this Agreement may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against whom enforcement of the change, waiver, discharge or termination is sought. No material amendment of this Agreement shall be effective until approved in the manner required by the 1940 Act and rules thereunder or in accordance with exemptive or other relief granted by the SEC or its staff.

(b)           Severability.  If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

(c)           Governing Law.  This Agreement shall be construed in accordance with the laws of the State of California, without giving effect to the conflicts of laws principles thereof, and in accordance with the 1940 Act. To the extent that the applicable laws of the State of California conflict with the applicable provisions of the 1940 Act, the latter shall control.

(d)           Counterparts.  This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

(e)           Headings.  The captions in this Agreement are included for convenience of reference only and in no way define or limit any of the provisions hereof or otherwise affect their construction or effect.

(f)           Entire Agreement.  This Agreement states the entire agreement of the parties hereto, and is intended to be the complete and exclusive statement of the terms hereof. It may not be added to or changed orally, and may not be modified or rescinded except by a writing signed by the parties hereto and in accordance with the 1940 Act.

(g)           Notices.  Any notices, demands or other communications required or permitted by this Agreement shall be in writing and may be delivered in person to any party or may be sent by registered or certified mail, with postage prepaid return receipt requested, or delivered by Express Mail of the U.S. Postal Service or Federal Express or any other courier service providing overnight delivery, charges prepaid, to such party’s principal place of business or may be transmitted by facsimile or email : (1) to the Adviser at facsimile (415) 371-3052, email address: rauchldj@wellsfargo.com, or (2) to the Company at facsimile 415-371-3052, email address: wfaaminfo@wellsfargo.com.

Notices sent by registered or certified mail, postpaid, with return receipt requested, addressed as above provided, shall be deemed given three (3) Business Days after deposit of same in the United States mail.  Notices delivered by overnight service shall be deemed to have been given one (1) Business Day after delivery of the same, charges prepaid, to the U.S. Postal Service or private courier.  Notices sent by facsimile or email shall be deemed to have been given when sent.  Any notice or other document sent or delivered in any other manner shall be effective only if and when received.

(h)           Liability of the Board of Managers and Members.  Any obligations of the Company under this Agreement are not binding upon the Board, the Managers or the Company’s Members individually but are binding only upon the assets and property of the Company. The Adviser represents that it has notice of the provisions of the Limited Liability Company Agreement of the Company disclaiming Member and Manager liability for acts and obligations of the Company.

(i)           Form ADV; Company Membership Changes.  The Company acknowledges receiving Part II of the Adviser’s Form ADV.  The Adviser covenants that it will notify the Company of any changes in the membership of the Adviser within a reasonable time after such change.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first set forth above.

WELLS FARGO FAMILY OFFICE MASTER FUND, LLC

By:	/s/ Daniel Rauchle
Name:	Daniel Rauchle
Title:	Manager/President

WELLS FARGO ALTERNATIVE ASSET MANAGEMENT, LLC

By:	/s/ Daniel Rauchle
Name:	Daniel Rauchle
Title:	Manager/President